UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Denbury Resources Inc.
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SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 23, 2018

Commencing on May 16, 2018, the following supplemental information will be used in communicating with certain stockholders of Denbury Resources Inc.

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Denbury Resources Inc. (“Denbury” or “we”) will be held on Wednesday, May 23, 2018. By now, you should have received Denbury’s Notice of Annual Meeting of Stockholders and Proxy Statement. Our Proxy Statement, as filed with the Securities and Exchange Commission on April 12, 2018, is available on our website at www.denbury.com, under the “Investor Relations” link.

We are filing this supplemental information to ask for your support at the Annual Meeting by voting in accordance with the recommendations of Denbury's Board of Directors (the “Board”) on all proposals included in the Proxy Statement. In particular, we want to request your support on Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation (“Proposal Two”). In deciding how to vote on Proposal Two, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

Glass Lewis & Co., one of the leading proxy advisory firms, issued a report recommending that Denbury stockholders vote “FOR” all of the proposals presented in our Proxy Statement, including Proposal Two. Institutional Shareholder Services (“ISS”), another proxy advisory firm, has recommended that Denbury stockholders vote “FOR” all of the proposals presented in our Proxy Statement, except for Proposal Two.

While we appreciate the thoughtful and thorough review of our Proxy Statement by ISS, and the many positive remarks contained in its report regarding our significant stockholder engagement efforts and modifications made to our compensation policies and programs to address stockholder feedback, we respectfully disagree with the ISS recommendation with respect to Proposal Two. While much of the ISS report was positive and reflective of our stockholder engagement efforts, in giving its recommendation relative to Proposal Two, ISS focused primarily on a one-time, non-recurring retirement payment made to Mr. Phil Rykhoek, Denbury's former Chief Executive Officer, and opined in its report that this payment was provided without a compelling rationale. Please be advised that our Board unanimously approved the retirement payment to Mr. Rykhoek after much discussion, consideration and extensive consultation with our independent compensation consultant and other advisors, and following a researched determination that such payment was in conformance with market precedent for the oil and gas industry. As Denbury does not have employment agreements with our executive officers, the Board further considered the retirement payment in light of all of the relevant circumstances at the time, and decisively concluded that the payment was justifiable and appropriate, and certainly not made without careful consideration or a compelling rationale.

While our Board was extremely appreciative of Mr. Rykhoek’s long tenure with Denbury, including his many years as Chief Executive Officer, our Board, in accordance with its established succession planning obligations and duties, began the process of seeking a potential successor for Mr. Rykhoek as CEO. In the fall of 2015, Mr. Kendall was hired as Chief Operating Officer with a potential path to become our next CEO. Following many successes in that role, Denbury promoted Mr. Kendall to President in October of 2016, and thereafter began informal discussions with Mr. Rykhoek regarding an accelerated retirement schedule. Effective July 1, 2017, Mr. Kendall was promoted to Chief Executive Officer, and Mr. Rykhoek retired as CEO and as a Director of Denbury.

In connection with Mr. Rykhoek’s accelerated retirement, our Board, after careful consideration and in consultation with its external advisors, agreed to provide Mr. Rykhoek with a $4.97 million payment in July 2017 and a discretionary payment of $2.73 million (based on, among other things, performance and supporting a seamless leadership transition) in February of 2018. In exchange for, and in consideration of, such payments, Mr. Rykhoek agreed to (i) a full release of all potential claims he may have relative to the accelerated retirement and otherwise, (ii) non-compete and non-solicitation covenants for a duration beyond market, (iii) a confidentiality covenant, and (iv) a non-disparagement covenant.

It is also worth noting that following this CEO transition, Denbury's stock has been one of the best performing stocks in the industry and in the general market, including in comparison to our peer companies.

We would also like to remind stockholders of the significant changes (the ISS report refers to them as “meaningful changes”) that we made to our compensation policies and programs, including the following:

Compensation Redesign Objectives
Decision / Change for 2018	Align with Stockholders	Create Value	Simplify Structure
Made a greater proportion of compensation incentive-based for all employees	✓	✓	✓
Made the entire target annual bonus amounts for all employees based on Company (and not individual) performance	✓	✓	✓
Modified annual incentive bonus metrics to measure objective criteria related to value maximization, operational excellence and financial strength	✓	✓
Reduced annual incentive bonus target amounts for our executive officers	✓	✓
Increased the long-term equity component (and reduced the short-term cash component) for executive officers	✓	✓	✓
Maintained a stock price floor of $2.25 per share in determining the total number of shares granted as equity compensation	✓	✓
Created a new Debt-Adjusted Reserves Growth per Share award	✓	✓
Included a feature in the new Debt-Adjusted Reserves Growth per Share award capping the payout at 100% of target if the Company’s reserves replacement is less than 100% of production	✓	✓
Modified the TSR award to cap the payout at 100% of target if the Company’s TSR is negative	✓	✓
Provided that any amounts earned under the TSR and Debt-Adjusted Reserves Growth per Share awards above the 100% target levels are payable in cash, rather than in shares of common stock	✓
Eliminated the Oil Price Change vs. TSR cash award	✓		✓
Eliminated the EBITDAX award	✓		✓
Eliminated the granting of time-based restricted stock to most employees	✓		✓
Eliminated tax gross-up payments for excise taxes in change-of-control transactions	✓		✓
Adopted a formal clawback policy	✓

We believe we have addressed and utilized the feedback that we received from our stockholders, as reflected in the changes to our compensation policies and programs. As a result, our Board recommends a vote “FOR” Proposal Two. Thank you for your time and consideration in reviewing this supplemental information.